PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact:    John D. Milton, Jr.
            Chief Financial Officer      904/396-5733


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2014

Jacksonville, Florida; December 3, 2014 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $2,490,000 or $.26 per diluted share in the fourth quarter of fiscal 2014, a decrease of $4,499,000 or 64.4% compared to net income of $6,989,000 or $.72 per diluted share in the same period last year. The fourth quarter of fiscal 2013 included gains from sales of investment properties of $6,217,000 ($3,792,000 after income taxes or $.39 per diluted shares).

For the full year net income was $10,019,000 or $1.03 per diluted share in fiscal 2014, a decrease of $5,366,000 or 34.9% compared to net income of $15,385,000 or $1.60 per diluted share in fiscal 2013. Fiscal 2013 included gains from sales of investment properties of $7,333,000 ($4,473,000 after income taxes or $.47 per diluted share).

Fourth Quarter Operating Results. For the fourth quarter of fiscal 2014, consolidated revenues were $40,165,000, an increase of $3,024,000 or 8.1% over the same quarter last year. Consolidated operating profit was $4,768,000 in the fourth quarter of fiscal 2014, a decrease of $880,000 or 15.6% compared to $5,648,000 in the same period last year.

Transportation segment revenues for the 4th quarter of fiscal 2014 increased to $32,102,000, an 8.8% increase over the same quarter last year. Revenue miles increased 7.9% as a result of both the Pipeline acquisition and new business, and revenue per mile was up 1% on a quarter over quarter comparison.

Despite the revenue increase, operating profit declined to $1,508,000, a 40.4% decrease from last year's 4th quarter. The principal factors causing the $1,021,000 decline in operating profit were:

* A $1,371,000, or 85%, increase in insurance and claims, comprised of a $773,000 increase in health insurance claims and a $598,000 increase in risk insurance costs.

* A $575,000 accrual under our management security plan due to the death prior to retirement of one of the plan participants.

*       An allocation of $167,000 of spin-off costs.

These additional costs were partly offset by $762,000 in lower bonus compensation accruals.



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200 W. Forsyth St., 7th Fl. / Jacksonville, Florida  32202 / (904) 396-5733


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Mining royalty land segment revenues for the fourth quarter of fiscal 2014 were $1,460,000, an increase of $32,000 or 2.2% over the same quarter last year. Operating profit in the mining royalty land segment increased $31,000 or 2.9%.

Developed property rentals segment revenues for the fourth quarter of fiscal 2014 were $6,603,000, an increase of $401,000 or 6.5% primarily due to revenue on the 125,550 square foot build to suit building completed and occupied during the second quarter of fiscal 2014 and revenue on the 2 buildings added June 2014 related to the purchase of Kelso Business Park. Occupancy at both September 30, 2014 and 2013 was 89.6%. As a result of the increased buildings-in-service platform average square feet occupied during the quarter increased 170,633 or 5.8% versus the same quarter last year.

Operating profit in the Developed property rentals segment increased $262,000 or 12.1% due to the 125,550 square foot build to suit building completed and occupied during the second quarter 2014 partially offset by higher property taxes.

Gain on investment land sold for the fourth quarter of fiscal 2013 included
gains from sales of investment properties of $6,217,000.   In July 2013 the
Company sold 15.18 acres of land at Patriot Business Park resulting in a gain of $341,000 before income taxes. In August 2013 the Company sold 5.38 acres of land at Hollander 95 Business Park and recorded a gain before income taxes of $514,000. In August 2013 the Company sold phase 1 of the Windlass Run Residential property and recorded a gain of $4,928,000 before income taxes.
In August 2013 the Company sold 284 acres of Gulf Hammock mining property and recorded a gain of $433,000 before income taxes.

Fiscal Year 2014 Operating Results. For the fiscal year 2014, consolidated revenues were $160,140,000, an increase of $20,366,000 or 14.6% over the same period last year. Consolidated operating profit was $17,768,000 in fiscal 2014 compared to $20,434,000 in 2013, a decrease of 13.0%.

Transportation segment revenues increased 15.2% and revenue miles increased 17.0% compared to fiscal 2013. Loads increased 12.6% over the same period last year, and average haul length increased 3.9%. We increased our business in most of our markets, resulting in more loads hauled at 16 of our 21 terminals. The terminals servicing the acquired Pipeline business accounted for 73% of the additional loads, including new business acquired independent of the Pipeline acquisition. The increase in the average haul length is primarily due to a higher than average haul length on the additional loads added during fiscal 2014. Revenue per mile decreased 1.7% over the same period last year, due to lower rates on the business acquired in the Pipeline acquisition and because revenue per mile generally declines as the average haul length increases.

Operating profit in the transportation segment decreased $3,048,000 or 32.6% primarily due to lower revenue per mile, $3,185,000 higher insurance and claims, a $747,000 increase in costs incurred to use out-of-town drivers to service new business, a $575,000 accrual under the Management Security Plan due to the death prior to retirement of one of the Plan participants, write-offs of $355,000 on equipment due to accidents and $346,000 of spin-off costs partially offset by reduced bonus compensation of $1,717,000.

Mining royalty land segment revenues for fiscal 2014 were $5,349,000, an increase of $47,000 or .9% compared to $5,302,000 in 2013. Operating profit in the mining royalty land segment decreased $27,000 or .7% due to increased depletion and allocated corporate expenses.

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Developed property rentals segment revenues increased $3,277,000 or 14.7% in
2014 to $25,629,000 due to higher average occupancy, snow removal reimbursements, revenue on the 117,600 square foot build to suit building completed and occupied during the quarter ended March 2013, revenue on the 125,550 square foot build to suit building completed and occupied during the quarter ended March 2014, revenue on the 5 buildings added June 2013 related to the purchase of Transit Business Park and revenue on the 2 buildings added June 2014 related to the purchase of Kelso Business Park. Occupancy at both September 30, 2014 and 2013 was 89.6%.

Operating profit in the Developed property rentals segment increased $762,000 or 9.1% primarily due to higher average occupancy, the 117,600 square foot build to suit building completed and occupied during the second quarter 2013, the addition of the 125,550 square foot build to suit building completed and occupied during the second quarter 2014 offset by higher property taxes. Consolidated operating profit includes corporate expenses not allocated to any segment in the amount of $1,614,000 in fiscal 2014, an increase of $353,000 compared to 2013 primarily due to the higher market value associated with the annual director stock grant.

Gain on investment land sold for fiscal 2014 includes $310,000 for the sale of a parcel in Patriot Business Park and $166,000 of deferred profits on prior year land sales related to post closing development obligations. Fiscal 2013 includes total gains on investment land sold of $7,333,000. In addition to the sales in the fourth quarter of fiscal 2013 discussed above, the first quarter of fiscal 2013 included a gain on the sale of the developed property rentals Commonwealth property in Jacksonville, Florida, of $1,116,000 before income taxes.

Interest expense for fiscal 2014 decreased $1,045,000 over 2013 due to accelerated payments on long-term debt and a declining mortgage principal balance. On June 3, 2013 the Company prepaid the $7,281,000 remaining principal balance on a 6.12% mortgage under an early prepayment provision the note allowed after 7.5 years. The $561,000 cost of the prepayment included a penalty of $382,000 and the remaining deferred loan costs of $175,000.
On July 31, 2013 the Company prepaid the $279,000 remaining principal balance on a 7.97% mortgage including a penalty of $7,000.

Summary and Outlook. Transportation revenues for fiscal 2014 increased $17,042,000 or 15.2% over fiscal 2013. The bottom line contribution of these additional revenues was not achieved as duplicate expense of temporarily transferred drivers and extra driving and training pay and higher health and accident claims nullified any return on the added revenues. We made progress in the third and fourth quarters in reducing our out-of-town driver costs. Safety remains a primary focus of our culture and these increases are under continuous intense scrutiny.

Developed property rentals occupancy was 89.6% at September 30, 2014 and September 30, 2013. Occupancy at September 30, 2014 and 2013 included 8,200 square feet or .2% and 42,606 square feet or 1.3% respectively for temporary leases under a less than full market lease rate. On June 6, 2014, the Company purchased for approximately $4.8 million, the Kelso property in Baltimore, Maryland which consists of 2 buildings on 10.2 acres totaling 69,680 square feet. Total completed developed square footage increased 6.0% from September 30, 2013 to 3,472,309 at September 30, 2014. In addition to the completed buildings, we own land in four separate distinct submarkets that we believe ultimately could support up to 17 buildings totaling 1,406,906 square feet. The net book value of these properties at September 30, 2014 was $29,592,000 (including construction in progress of the third build-to-suit building of 129,850 sf at Patriot Business Park on land with a net book value of $10,487,000). On May 1, 2014, the Company entered into a long term lease with VADATA for its third build-to-suit data warehouse for 129,850 sq. ft.; the first (117,600 sq. ft.) and second (125,550 sq. ft.) build-to-suit data warehouses were completed and occupied in January 2013 and January 2014, respectively.

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Commencement of construction of the first phase of the four phase Anacostia development began in October 2014 with lease up scheduled between mid 2016 and all of 2017.

On May 7, 2014, the Company announced that it planned to separate its transportation business into an independent publicly traded company through a tax free spin-off of the transportation business to Patriot shareholders. The separation, which is subject to a number of conditions including final Board approval, receipt of an opinion of tax counsel and effectiveness of a registration statement on Form 10, is expected to be completed in the next
5 months.

Conference Call.   The Company will also host a conference call on Wednesday
afternoon, December 3, 2014 at 2:00 p.m. (EST). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-863-3908 (pass code 42578) within the United States. International callers may dial 1-334-323-7224 (pass code 42578). Computer audio is available via the Internet through the Conference America, Inc. website at http://live.conferenceamerica.com:5840/live or via the Company's website at http://www.patriottrans.com. For the archived audio via the internet, click on the following link http://wm.yourcall.com/archivestream/pth120314.wma.
If using the Company's website, click on the Investor Relations tab, then select Patriot Transportation Holding, Inc. Conference Stream, next select the appropriate link for the current conference. An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 877-919-4059, international callers dial 334-323-0140. The passcode of the audio replay is 80660750. Replay options:
"1" begins playback, "4" rewind 30 seconds,  "5" pause, "6" fast forward
30 seconds, "0" instructions, and "9" exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.

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            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands except per share amounts)
                                (Unaudited)

                                   THREE MONTHS ENDED      TWELVE MONTHS ENDED
                                      SEPTEMBER 30             SEPTEMBER 30
                                        -------                   -------
                                    2014        2013        2014         2013
                                    ----        ----        ----         ----
Revenues:
  Transportation                $ 32,102      29,511     129,162      112,120
  Mining royalty land              1,460       1,428       5,349        5,302
  Developed property rentals       6,603       6,202      25,629       22,352
                                  ------      ------      ------       ------
Total revenues                    40,165      37,141     160,140      139,774

Cost of operations:
  Transportation                  30,594      26,982     122,856      102,766
  Mining royalty land                350         349       1,368        1,294
  Developed property rentals       4,176       4,037      16,534       14,019
  Unallocated corporate              277         125       1,614        1,261
                                  ------      ------      ------       ------
Total cost of operations          35,397      31,493     142,372      119,340

Operating profit:
  Transportation                   1,508       2,529       6,306        9,354
  Mining royalty land              1,110       1,079       3,981        4,008
  Developed property rentals       2,427       2,165       9,095        8,333
  Unallocated corporate             (277)       (125)     (1,614)      (1,261)
                                  ------      ------      ------       ------
Total operating profit             4,768       5,648      17,768       20,434

Gain on investment land sold         (52)      6,217         476        7,333
Interest income and other             29           1          30           38
Equity in loss of joint ventures     (36)        (33)       (128)         (63)
Interest expense                    (380)       (375)     (1,475)      (2,520)
                                  ------      ------      ------       ------

Income before income taxes         4,329      11,458      16,671       25,222
Provision for income taxes        (1,839)     (4,469)     (6,652)      (9,837)
                                  ------      ------      ------       ------

Net income                       $ 2,490       6,989      10,019       15,385
                                  ======      ======      ======       ======

Earnings per common share:
  Basic                             0.26        0.73        1.04         1.62
  Diluted                           0.26        0.72        1.03         1.60

Number of shares (in thousands)
  used in computing:
  -basic earnings per
   common share                    9,678       9,557       9,629        9,523
  -diluted earnings per
   common share                    9,740       9,648       9,710        9,605


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